Exhibit 99-2

Names and Addresses of Additional Reporting Persons:

Charles B. Johnson
Franklin Resources, Inc.
One Franklin Parkway
San Mateo, CA 94403-1906

Rupert H. Johnson, Jr.
Franklin Resources, Inc.
One Franklin Parkway
San Mateo, CA 94403-1906


By: /s/Thomas C. Merchant

Thomas C. Merchant
Attorney-in-Fact for Charles B. Johnson
Attorney-in-Fact for Rupert H. Johnson, Jr.